Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum supplements and replaces certain terms to the Amended and Restated Employment Agreement between TSR, Inc., a Delaware corporation (the “Company”) and John Sharkey (“Employee”), made and entered into as of November 2, 2020 (the “Agreement”). Employee and the Company hereby agree to the modifications herein. Unless stated otherwise, the modifications shall be effective November 3, 2023. Any provision of the Agreement shall remain in full force and effect unless specifically modified by this Addendum.

1. Term of Employment. Except for earlier termination as provided in Section 4 of the Agreement, the term of employment under the Agreement will renew on November 3, 2023, (“Effective Date”) and will continue thereafter until March 31, 2025, as described herein (“Term of Employment”).

3. Compensation and Other Remuneration. In exchange for services rendered by Employee under the terms of the Agreement, the Company shall provide the following:

3.1 Base Salary. The Company will pay to employee a base salary at the following rates (“Base Salary”):

(a) During the period from November 4, 2023 until December 31, 2023, Employee will continue to be employed full-time and the Company will pay Employee at the rate of $6,750 per week, less applicable taxes and withholdings.

(b) During the period from January 1, 2024 until June 30, 2024, Employee will be employed part-time for three (3) days per week and the Company will pay Employee at the rate of $4,050 per week, less applicable taxes and withholdings.

(c) During the period from July 1, 2024 until March 31, 2025, Employee shall be employed part-time and Employee shall work on such dates and at such times as the Company and Employee mutually agree, and the Company will pay Employee at a rate of $200 per hour or $1,600 per day, to be determined in the sole discretion of the Company, less applicable taxes and withholding.

(d) Employee shall primarily work from the Company’s offices located in Hauppauge, New York or remotely from a location of Employee’s choosing. Employee agrees and understands that Employee may be required to travel from time to time if necessary, as reasonably and mutually agreed upon, to carry out the duties and responsibilities of Employee’s position. Employee and the Company may mutually agree to different compensation and/or days of work during the Term of Employment. For purposes of calculating the Severance Payment, the Base Salary shall be $351,000 during the time period from November 4, 2023 to December 31, 2023; and $210,600 for the time period of January 1, 2024 to June 30, 2024. Employee shall not be entitled to a Severance Payment if Employee’s employment is terminated by the Company pursuant to Section 4.4 during the period from July 1, 2024 to March 31, 2025.

3.2 Annual Bonus Program. In addition to the Base Salary, Employee shall be eligible to participate in the Company’s discretionary annual bonus program (“Annual Bonus”) until June 30, 2024, with a total bonus potential of up to 20% of Employee’s Base Salary, based on the annualized Base Salary set forth in 3.1(a) (i.e., total bonus potential of up to $70,000), for each applicable fiscal year (the “Target Bonus Amount”) based upon performance metrics as determined by the Company. Employee shall only be eligible for the Annual Bonus if there are no publicly reportable audit findings that materially reduce reported net income for that fiscal year, and if Employee is employed as an active employee on the last day of the fiscal year in which the Annual Bonus relates. The Annual Bonus amounts, if any, will be paid in accordance with the Company’s customary payroll practices in effect from time to time. The final amount of the Annual Bonus earned shall not be determined until the Company’s annual 10-k filing.

3.4 Vacation. During Employee’s employment until June 30, 2024, Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years), and other paid time off offered under the Company’s policies, in accordance with the Company’s policy with respect to vacation accrual and use applicable to employees as in effect from time to time, to be accrued beginning on the Effective Date. Vacation may be taken at such times and intervals as Employee determines, subject to the business needs of the Company as determined by the Board. At no time shall Employee accrue more than four (4) weeks of vacation. Unless otherwise required by law, Employee shall not be paid any accrued and unused vacation upon separation of employment for any reason.

3.5 Benefits. While Employee is employed hereunder, including during any period of part-time employment during the Term of Employment, Employee shall be entitled to all standard Company benefits generally available to executives under the Company’s Health Plan or any applicable successor health plan, from time to time, including, but not limited to, group medical health, group insurance and similar benefits, subject to the terms and conditions of the applicable policy, plan or program. Employee’s participation in such employee benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies. If Employee ceases to be eligible for the Company’s health benefits plan or any successor plan during the Term of Employment, and is not entitled to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent permitted by applicable law, Company will reimburse Employee for obtaining comparable health coverage at the same level Employee currently elects. Notwithstanding the foregoing, the Company, in its sole discretion, may modify or terminate any employee benefit plan at any time.

3.6 Car Allowance. The Company will provide Employee with a monthly car allowance of $800.00 (“Car Allowance”) until June 30, 2024.

3.8 Sales of Business Success Fee. In addition, Employee shall be eligible to earn an incentive payment if there is a Sale of the Business during the Term of Employment, as follows: (A) $100,000 for the Sale of Business; and (B) an additional $15,000 for every full dollar in share price that exceeds $12 per share price at the time of a Sale of Business. “Sale of Business” for purposes of this Addendum means a transfer of the majority of the ownership by sale, acquisition, merger, or other method of the equity or tangible or intangible assets of the Company.

4.4 Other Termination by the Company. The Company may also terminate Employee’s employment during the Term of Employment, other than a termination under Sections 4.1, 4.2, or 4.3, at any time upon written notice to Employee. In the event that Employee’s employment is so terminated during the Term of Employment on or before June 30, 2024 for reasons other than that provided in Sections 4.1, 4.2 or 4.3, or if Employee is forced to relocate more than 25 miles from his current residence subject to 4.4(c) on or before June 30, 2024, in addition to the Termination Entitlement, Employee will receive, subject to the requirements of Section 4.8, a “Health Benefit” and a “Severance Payment,” as defined and detailed below:

(f) In addition to the Severance Payment, subject to (i) Employee’s timely election of continuation coverage under the COBRA; and (ii) Employee’s continued copayment of premiums at the same level and cost to Employee as if Employee were an employee of the Company, or if a Sale of Business occurs, an employee of any successor of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan or any successor health plan (to the extent permitted under applicable law and the terms of such plan) which covers Employee (and Employee’s eligible dependents) until March 31, 2025 at the Company’s expense, provided that Employee is eligible and remains eligible for COBRA coverage, or by reimbursement to Employee in an amount equivalent to such cost (the “Health Benefit”). Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 4.4(f) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable). During the Severance Period, Employee will not be entitled to any additional awards or to continue elective deferrals in or accrue additional benefits under the Company’s 401(k) plan or any other qualified or nonqualified retirement programs maintained by the Company.

By signing below, Employee acknowledges that Employee has read this Addendum, or it has been read to Employee; Employee understands and voluntarily accepts the terms and conditions set out within it, and that this Addendum, together with the Agreement, establish the terms and conditions of Employee’s employment with the Company, and supersedes any other agreements, verbal or written, on this subject matter.

CONFIRMED AND AGREED:

TSR, Inc.

By:	/s/ Bradley M. Tirpak		By:	/s/ John Sharkey
	Bradley M. Tirpak			John Sharkey
	Title:	Chairman of the Board

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